UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.          )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AGILENT TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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5301 Stevens Creek Boulevard
Santa Clara, California 95051
(408) 553-2424

Supplement to Proxy Statement for the Annual Meeting of Stockholders

This proxy statement supplement, dated March 4, 2020 (which we refer to as the “Supplement”), supplements the definitive proxy statement (which we refer to as the “Proxy Statement”) of Agilent Technologies, Inc. filed with the Securities and Exchange Commission on February 6, 2020 relating to the annual meeting of stockholders to be held on Wednesday, March 18, 2020 at 8:00 a.m., Pacific Time, at our Corporate Headquarters, 5301 Stevens Creek Boulevard, Building No. 5, Santa Clara, California 95051.

The purpose of this Supplement is to provide additional information with respect to George A. Scangos, Ph.D., a director nominee.  We recently learned that Dr. Scangos will retire and will not be seeking re-election to the board of Exelixis, Inc., one of the other public companies at which he is currently a director.  Therefore, on or about May 20, 2020, Dr. Scangos will no longer be a director of Exelixis, Inc. and as a result will serve on only two public company boards of directors, Agilent Technologies, Inc. and Vir Biotechnology, Inc., where he is CEO.

Except as specifically amended or supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement and proxy card remain accurate and should be considered in voting your shares.

Santa Clara, California

March 4, 2020